Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

THE FIRST MARBLEHEAD CORPORATION

The First Marblehead Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing and approving amendments to the Restated Certificate of Incorporation of the Corporation to (a) combine each ten (10) shares of the Corporation’s Common Stock, $0.01 par value per share (“Common Stock”), issued and outstanding or held in the treasury of the Corporation into one (1) share of Common Stock (the “Reverse Stock Split”) and (b) decrease the number of authorized shares of Common Stock on a basis proportional to the Reverse Stock Split ratio, and (ii) declaring such amendments to be advisable and recommended for approval and adoption by the stockholders of the Corporation.

SECOND: That the amendments to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

THIRD: That upon the effectiveness of this Certificate of Amendment (the “Effective Time”), the first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 45,000,000 shares, consisting of (i) 25,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

FOURTH: That at the Effective Time, Section A “COMMON STOCK” of Article FOURTH of the Restated Certificate of Incorporation is hereby amended by appending the following Section 5, which shall read in its entirety as follows:

“5. Reverse Stock Split. That, effective on the filing of this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each ten (10) shares of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof and shall represent one (1) share of Common Stock from and after the Effective Time (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the closing price per share of the Common Stock on the New York Stock Exchange at the close of business on the date this

Certificate of Amendment of Restated Certificate of Incorporation becomes effective. Each certificate representing shares of Common Stock outstanding immediately prior to the Effective Time shall automatically, and without the necessity of presenting the same for exchange, represent after the Effective Time, only the applicable whole number of shares of Common Stock as provided in the Reverse Stock Split. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.”

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IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 2nd day of December, 2013.

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Kenneth Klipper
Name:	Kenneth Klipper
Title:	Chief Financial Officer